Exhibit 10.49

RESELLER AGREEMENT

This Reseller Agreement (“Agreement”) is dated October 18, 2007 (the “Effective Date”), and is entered into by and between Logical Choice Technologies (“Distributor”) with principal offices at 3355 Breckinridge Boulevard, Suite 200, Duluth, GA 30096 and Computer Software Innovations, Inc. (“Reseller”), with principal offices at 900 East Main Street, Suite T, Easley, SC 29640.

WHEREAS, the Distributor and Promethean Inc. (“Promethean”) have entered into a Distributor Agreement granting the Distributor the right to resell the products of Promethean listed on Exhibit A (the “Products”) either directly, or indirectly through resellers approved by Promethean, subject to certain qualifications and limitations; and

WHEREAS, the Distributor and the Reseller desire to establish a relationship through which the Reseller will have the right to sell the Products on behalf of the Distributor.

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1)	Appointment

Pursuant to the terms hereof, the Distributor grants to the Reseller the right to market and sell Products to prospective customers in the territory specified in Exhibit B (the “Territory”). If the Territory is determined solely by a geographic location (and not a specific market), the Territory shall be as defined by the shipping address of the prospective or current customer. The Reseller is not permitted to sell the Products outside the Territory. Furthermore, neither the Reseller, nor its employees or other agents shall have the authority to make any commitments whatsoever on behalf of the Distributor or Promethean, except as explicitly authorized herein. The rights granted by the Distributor to the Reseller under this Agreement shall vest upon the approval of Promethean, evidenced by the authorized signature on this Agreement of either Promethean’s acting Director of Channels, or an executive officer of Promethean.

2)	Term of Agreement

The term of this Agreement shall commence upon its final execution date and shall continue for a period of one (1) year, unless sooner terminated in accordance with paragraph 2.1 below. The term of this Agreement may renew for successive one year periods upon mutual agreement of the parties at least sixty (60) days prior to the commencement of each one (1) year period.

2.1)	Termination

Either party may terminate this Agreement upon submitting at least 30 days advance written notification to the other party for any of the following reasons:

a)	Termination for convenience

b)	Material breach of this Agreement not cured within thirty (30) days after receipt of written notice describing the breach.

3)	Required Training

Distributor and Reseller understand and agree that any appointment pursuant to the terms of this Agreement will be subject to Reseller’s (or its personnel’s) receipt of all training, certification, and/or other instruction required by Promethean from time to time of persons offering services similar to those desired to be provided by Reseller under the terms of this Agreement.

4)	Deal Registration

Understanding that there are 3rd party national resellers (Dell and CDW-G) that may sell into the Territory, the Distributor agrees to use reasonable efforts to protect the interests of the Reseller put forth in securing an opportunity through the following “Deal Registration” process: the Reseller shall register with Distributor any Deal on which special pricing protection is desired; Reseller shall also have the right to simultaneously notify Promethean of any Deal registered with Distributor. If a 3rd party reseller requests special pricing on a Deal which has been registered by the Reseller with Promethean and the Distributor, the 3rd party’s request will be denied. The 3rd party will not be restricted from continuing to sell product related to any Deal, but will not have the advantage of additional margin discounts requested through the Distributor or Promethean.

5)	Teaming with Distributor

If in the process of securing an opportunity, the Reseller requires the resources (sales, marketing or financial) of the Distributor, the Reseller may request a separate, account-specific Teaming Agreement. This Teaming Agreement enables the Reseller to take advantage of the Distributor’s size and volume in secure an opportunity. Specific contracts such as GSA, PEPPM, and various state contracts are also resources that are available through the Teaming Agreement. Any costs associated with a Teaming Agreement will be determined at the time the agreement is entered into, and will be dependent upon the resources as requested by the Reseller.

6)	Reseller Pricing

Pricing is detailed in Exhibit A. Equipment is sold to the reseller FOB Distributor. Special pricing may be offered from time to time for registered reseller opportunities; such pricing shall be honored only for those opportunities identified by the registration process, and shall not apply to other opportunities. Special pricing is offered at the sole discretion of the Distributor and manufacturer.

7)	Payment Terms

a)	Payment Equipment must be sold and/or licensed (as applicable) at the price set forth in Exhibit A. Terms will be extended to the reseller who has applied for and qualified for a credit line. In those cases payment will be due NET 30. An interest charge of 1.5% per month will be levied on delinquent accounts.

b)	Purchase Security Reseller grants to the Distributor a purchase money security interest in all Products sold to a buyer which has not yet been paid for, in order to secure payment to the Distributor of all buyer’s indebtedness to the Distributor under the Agreement. The buyer shall execute all documents deemed necessary to evidence, perfect, and/or renew this security interest to the Distributor. Payment in full of the purchase price of all Products shall release the Distributor’s security interest on such Product.

c)	Equipment Title The Distributor covenants and warrants to the Reseller that the Distributor has and shall have all rights, titles, licenses, permissions and approvals necessary to sell the Product. The Product shall be new and in working order at the time of shipment. The Distributor warrants, with regard to the delivery date, that the Distributor will transfer title to the Product, free and clear of any and all liens, claims and encumbrances, upon payment of applicable purchase price.

d)	Equipment Delivery The Distributor will deliver the Products to the location specified on the Reseller’s purchase order. The Product is considered to be FOB the Distributor and/or its agents. Reseller will be billed directly by Promethean for shipping expenses resulting from Product being shipped from Promethean’s facility, and will be billed directly by the Distributor for any Product shipped from the Distributor’s facility.

8)	Indemnification

Reseller agrees to indemnify and hold harmless the Distributor and Promethean including without limitation their officers, directors, employees, agents and shareholders from and against any and all liabilities, costs, expenses, losses, damages, suits, fines, penalties and demands of every kind or nature whatsoever, including reasonable attorney’s fees, arising out of or in relation to actions or representations by the Reseller or its officers, directors, employees, or agents occurring in the course of promoting the sale of or selling Products, except where such liabilities resulted from actions or written representations made by the Distributor or Promethean.

9)	Competitive Products

Reseller agrees to promote and sell only AudioGear-branded product in the State of Alabama.

10)	Notice

Any notice required pursuant to this Agreement shall be in writing, shall be deemed to have been given when received, and may be delivered in person, via overnight carrier, by facsimile, or email addressed as follows:

Reseller’s Address:	Distributor’s Address:

Computer Software Innovations, Inc. 900 East Main Street, Suite T Easly, SC 29640 Attn: Nancy Hedrick nhedrick@csioutfitters.com	Logical Choice Technologies 3355 Breckinridge Boulevard Suite 200 Duluth,GA 30096 Attn: Kevin Shupenia FAX: 770-564-0244 kshupenia@logicalchoice.com

With a copy to: Promethean Inc. 1100 Sanctuary Parkway Suite 400 Alpharetta, Georgia 30005 Attn.: Debbie Yasenka debbie.yasenka@us.prometheanworld.com

Either party may change its respective address set forth above by giving notice of such change to the other in accordance with the provisions of this section.

11)	General.

a)	Assignment This Agreement may not be assigned, transferred or pledged by either party without the prior written consent of the other party and the prior written consent of Promethean.

b)	Waiver Failure on the part of the Distributor to exercise any rights or privilege granted to it or to insist upon the full performance of all obligations required of Reseller herein shall not be construed as waiving any such rights, privileges, obligations, or duties, or as creating any custom contrary thereto.

c)	Intellectual Property Reseller acknowledges and agrees that all information relating to the Products is the sole and exclusive property of Promethean and that nothing contained herein shall be deemed to create any license or other right on behalf of Reseller to utilize any of the materials, data or information generated by Promethean or the Distributor in connection with the Products, except as specifically set forth herein.

d)	Headings The title(s) and headings of paragraphs, sections and articles hereof are intended solely for reference and shall not be construed in any way to modify, explain or place any construction upon any provision of this Agreement.

e)	Relationship of Parties Reseller as well as its employees and other agents, understand and agree that Reseller is an independent contractor, and nothing contained in this Agreement shall be construed to allow Reseller or its employees or agents to create or assume any obligation on behalf of the Distributor or Promethean for any purpose whatsoever. Reseller shall be responsible for paying all income taxes and other taxes charged to Reseller on amounts earned hereunder. All financial and other obligations associated with Reseller’s business are the sole responsibility of Reseller.

f)	Non-Solicitation of Employees and Contractors Throughout the Term of this engagement and for a period of twenty-four (24) months thereafter, Reseller shall not, directly or indirectly, on behalf of anyone, seek to solicit for employment or hire any employee or contractor working for either Promethean or the Distributor during the one (1) year period preceding termination of this Agreement.

g)	Confidentiality and Non-Disclosure Reseller acknowledges that “Confidential Information”, defined as all tangible or intangible information that derives an economic benefit to either the Distributor or Promethean, will be exchanged between the parties during the term of this Agreement. Reseller shall use no less than the same means it uses to protect its own confidential and proprietary information, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality of the Confidential Information. Reseller agrees that it will not disclose such Confidential Information or make it available to third parties. Reseller further agrees to either return or destroy such Confidential Information remaining in Reseller’s possession at the end of the Term. Reseller acknowledges and agrees that irreparable harm may result to the Distributor or Promethean if the Reseller breaches any of this Agreement and that damages may be an inadequate remedy in respect of such breach. Reseller hereby agrees in advance that, in the event of such breach, either the Distributor of Promethean shall be entitled, in addition to such other remedies, to damages and to the granting of injunctive relief.

h)	Governing Law Consent to Jurisdiction. This Agreement shall be governed by, interpreted and construed in all respects in accordance with and under the laws of the State of Georgia.

i)	Entire Agreement This Agreement constitutes the entire agreement between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RESELLER		DISTRIBUTOR

Computer Software Innovations, Inc.		Logical Choice Technologies, Inc.

By:	/s/ Nancy K. Hedrick	By:	/s/ Illegible
Its:	President /CEO	Its:
12/14/2007

Approved By:

PROMETHEAN INC.

		By:	/s/ Illegible
		Its:	Illegible

Exhibit A

To Reseller Agreement

Products

Prices as agreed and set forth in distributor’s pricing list.

Exhibit B:

CSI Technology Outfitters

Territory by County:

1. Autauga	18. Lamar
2. Baldwin **	19. Lee
3. Bibb	20. Lowndes
4. Butler	21. Macon
5. Chambers	22. Marengo
6. Chilton	23. Mobile
7. Choctaw	24. Monroe
8. Clarke	25. Montgomery
9. Conecuh	26. Perry
10. Coosa	27. Pickens
11. Covington	28. Russell
12. Dallas	29. Sumter
13. Elmore	30. Tallapoosa
14. Escambia	31. Tuscaloosa
15. Fayette	32. Washington
16. Greene	33. Wilcox
17. Hale

**	Baldwin County will be transitioned to CSI effective 1/1/2008 to allow our Area Manager time to close existing opportunities that have been cultivated over the past 2 years. During this transition period, LCT will introduce the key contacts from the district to CSI so we can work together after the transition period to grow this key account.

Sales Quota for 2007 & 2008

1 Million